Exhibit 99

Investor Relations Contact

Shane O’Connor, Senior Vice President & CFO

UniFirst Corporation

978-658-8888

shane_oconnor@unifirst.com

FOR IMMEDIATE RELEASE

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2020

Wilmington, MA – January 8, 2020 – UniFirst Corporation (NYSE: UNF) (the “Company”) today reported results for its first quarter ended November 30, 2019 as compared to the corresponding period in the prior fiscal year:

Q1 2020 Financial Highlights

•	Consolidated revenues for the first quarter increased 6.1% to $465.4 million.
•	Operating income was $60.1 million, an increase of 19.2%.
•	The effective tax rate for the quarter decreased to 22.1% from 26.2%.
•	Net income in the quarter increased to $48.2 million from $38.3 million, or 25.9%.
•	Diluted earnings per share increased to $2.52 from $1.99, or 26.6%.

Steven Sintros, UniFirst President and Chief Executive Officer, said, “We are pleased with the results of our first quarter which showed solid top and bottom line growth.  As always, I would like to thank our thousands of employee Team Partners for their efforts as we continue to strive for profitable growth while providing the highest quality service to our customers.”

Segment Reporting Highlights

Core Laundry Operations

•	Revenues for the quarter increased 6.6% to $416.3 million.
•

Organic growth, which excludes the effect of acquisitions as well as fluctuations in the Canadian dollar, was 6.0% and benefited by approximately 0.7% from the impact of certain revenue adjustments related to reserves as well as the timing of revenues around the Thanksgiving holiday.

•

Operating margin increased to 12.9% from 11.5%. This increase was primarily due to lower energy, selling payroll and depreciation and amortization as a percentage of revenues as well as the effect of the revenue adjustments discussed above. In addition, several other costs trended favorably as a percentage of revenues due to the strong revenue growth in the quarter.  These benefits were partially offset by an unfavorable comparison with prior year due to a $3.0 million pre-tax gain ($0.11 per diluted share) from the settlement of environmental litigation recognized in the first quarter of 2019.

Specialty Garments

•

Revenues for the quarter were $33.4 million, a decrease of 3.0%. This decrease was primarily due to decreased outage activity in the US and Canadian nuclear operations which was partially offset by strong growth in the cleanroom operations.

•

Operating margin increased to 14.6% from 13.0%. This increase was primarily due to lower merchandise and production payroll costs as a percentage of revenues partially offset by higher casualty claims expense as a percentage of revenues.

•	Specialty Garments consists of nuclear decontamination and cleanroom operations and its results can vary significantly due to seasonality and the timing of reactor outages and projects.

Capital Allocation

•	Cash, cash equivalents and short-term investments totaled $356.6 million as of November 30, 2019.
•	The Company had no long-term debt outstanding as of November 30, 2019.
•	Under its previously announced stock repurchase program, the Company repurchased 50,600 shares of common stock for a total of $10.0 million during its first fiscal quarter of 2020.
•	Weighted average shares outstanding – Diluted decreased 0.9% to 19.1 million shares.

Financial Outlook

Mr. Sintros continued, “At this time, we believe that our revenues for fiscal 2020 will be between $1.860 billion and $1.872 billion and full year diluted earnings per share to be between $7.60 and $7.92.  We have reduced the high end of our previously provided revenue outlook partially due to reduced business activity and wearer levels in the energy dependent markets that we service.  This guidance does not assume any significant further deterioration in the energy sector or the overall economy.   As a reminder, our fiscal 2020 will contain one less week compared to fiscal 2019.”

Conference Call Information

UniFirst will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products; and with 260 service locations, over 300,000 customer locations, and 14,000-plus employee Team Partners, the company outfits nearly 2 million workers each business day. For more information, contact UniFirst at 800.455.7654 or visit UniFirst.com.

Forward-Looking Statements Disclosure

This public announcement contains forward-looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward-looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward-looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward-looking statements. Such factors include, but are not limited to, the performance and success of our Chief Executive Officer, uncertainties caused by adverse economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the impact of the recently passed U.S. tax reform on our business, results of operations and financial condition, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, including the impact of the Affordable Care Act, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our Specialty Garments business, instability in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new customer relationship management (CRM) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 31, 2019 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended November 30, 2019	Thirteen weeks ended November 24, 2018
Revenues	$465,398	$438,550

Operating expenses:
Cost of revenues (1)	289,316	277,049
Selling and administrative expenses (1)	90,528	85,959
Depreciation and amortization	25,459	25,116
Total operating expenses	405,303	388,124

Operating income	60,095	50,426

Other (income) expense:
Interest income, net	(2,361)	(1,705)
Other expense, net	528	172
Total other income, net	(1,833)	(1,533)

Income before income taxes	61,928	51,959
Provision for income taxes	13,686	13,639

Net income	$48,242	$38,320

Income per share – Basic:
Common Stock	$2.65	$2.08
Class B Common Stock	$2.12	$1.67

Income per share – Diluted:
Common Stock	$2.52	$1.99

Income allocated to – Basic:
Common Stock	$40,526	$32,137
Class B Common Stock	$7,716	$6,183

Income allocated to – Diluted:
Common Stock	$48,242	$38,320

Weighted average shares outstanding – Basic:
Common Stock	15,308	15,432
Class B Common Stock	3,643	3,710

Weighted average shares outstanding – Diluted:
Common Stock	19,123	19,302

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	November 30, 2019	August 31, 2019
Assets
Current assets:
Cash, cash equivalents and short-term investments	$356,588	$385,341
Receivables, net	217,884	203,457
Inventories	99,794	100,916
Rental merchandise in service	184,889	184,318
Prepaid taxes	7,465	4,060
Prepaid expenses and other current assets	35,837	35,699

Total current assets	902,457	913,791

Property, plant and equipment, net	574,394	574,509
Goodwill	424,545	401,178
Customer contracts and other intangible assets, net	87,512	72,720
Deferred income taxes	474	448
Operating lease, right-of-use assets, net	47,739	—
Other assets	86,464	84,674
	$2,123,585	$2,047,320

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$71,416	$77,918
Accrued liabilities	114,203	111,721
Accrued taxes	—	205
Operating lease liabilities, current	12,013	—

Total current liabilities	197,632	189,844

Long-term liabilities:
Accrued liabilities	117,363	117,074
Accrued and deferred income taxes	98,963	99,172
Operating lease liabilities	33,619	—

Total liabilities	447,577	406,090

Shareholders’ equity:
Common Stock	1,530	1,533
Class B Common Stock	364	364
Capital surplus	84,749	84,946
Retained earnings	1,622,069	1,588,075
Accumulated other comprehensive loss	(32,704)	(33,688)

Total shareholders’ equity	1,676,008	1,641,230

	$2,123,585	$2,047,320

Detail of Operating Results

(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended November 30, 2019	Thirteen weeks ended November 24, 2018	Dollar Change	Percent Change
Core Laundry Operations	$416,298	$390,477	$25,821	6.6%
Specialty Garments	33,402	34,448	(1,046)	(3.0)%
First Aid	15,698	13,625	2,073	15.2%
Consolidated total	$465,398	$438,550	$26,848	6.1%

Operating Income

(In thousands, except percentages)	Thirteen weeks ended November 30, 2019	Thirteen weeks ended November 24, 2018	Dollar Change	Percent Change
Core Laundry Operations	$53,808	$44,782	$9,026	20.2%
Specialty Garments	4,879	4,470	409	9.1%
First Aid	1,408	1,174	234	19.9%
Consolidated total	$60,095	$50,426	$9,669	19.2%

Operating Margin

	Thirteen weeks ended November 30, 2019	Thirteen weeks ended November 24, 2018
Core Laundry Operations	12.9%	11.5%
Specialty Garments	14.6%	13.0%
First Aid	9.0%	8.6%
Consolidated total	12.9%	11.5%

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Thirteen weeks ended November 30, 2019	Thirteen weeks ended November 24, 2018
Cash flows from operating activities:
Net income	$48,242	$38,320
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	25,459	25,116
Amortization of deferred financing costs	28	28
Share-based compensation	1,575	1,182
Accretion on environmental contingencies	134	189
Accretion on asset retirement obligations	232	220
Deferred income taxes	245	(497)
Other	5	(19)
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(12,771)	(12,165)
Inventories	1,195	(1,061)
Rental merchandise in service	1,370	(4,513)
Prepaid expenses and other current assets and Other assets	(2,074)	(6,884)
Accounts payable	(5,031)	(1,264)
Accrued liabilities	(2,678)	(19,651)
Prepaid and accrued income taxes	(3,497)	13,256
Net cash provided by operating activities	52,434	32,257

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(39,286)	—
Capital expenditures, including capitalization of software costs	(28,975)	(23,285)
Proceeds from sale of assets	61	90
Other	—	33
Net cash used in investing activities	(68,200)	(23,162)

Cash flows from financing activities:
Proceeds from exercise of share-based awards	74	—
Taxes withheld and paid related to net share settlement of equity awards	(1,570)	(140)
Repurchase of Common Stock	(9,973)	—
Payment of cash dividends	(2,056)	(2,070)
Net cash used in financing activities	(13,525)	(2,210)

Effect of exchange rate changes	538	(861)

Net (decrease) increase in cash, cash equivalents and short-term investments	(28,753)	6,024
Cash, cash equivalents and short-term investments at beginning of period	385,341	270,512
Cash, cash equivalents and short-term investments at end of period	$356,588	$276,536